Exhibit 99.1
Cherry Hill Mortgage Investment Corporation Provides Update on Exploration of Strategic Alternatives by Special Committee

– Board of Directors Authorizes and Approves Internalization and Termination of Management Agreement –

FARMINGDALE, NJ – (BUSINESS WIRE) – July 9, 2024 – Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (the “Company”) today announced that the special committee (the “Special Committee”) of the Company’s board of directors (the “Board”), which is comprised entirely of independent and disinterested members of the Board, after consultation with its independent legal and financial advisors and as part of the Special Committee’s previously announced exploration of strategic alternatives, determined and recommended to the Board that it is advisable and in the best interests of the Company and its stockholders to internalize management of the Company, terminate the management agreement between the Company and Cherry Hill Mortgage Management, LLC, the Company’s external manager, and take all steps necessary to begin operating the Company as a fully integrated, internally managed mortgage REIT (the “Internalization”).  Following such recommendation from the Special Committee, the Board authorized and approved the Internalization and authorized and directed the Company’s officers to take all actions necessary to cause the Company to effect the Internalization.

As previously announced by the Company in its April 22, 2024 press release announcing the exploration of strategic alternatives by the Special Committee, the internalization of management of the Company is one of the strategic alternatives being considered by the Special Committee. The Special Committee is continuing to explore other strategic alternatives.  There can be no assurance that the exploration of strategic alternatives will result in any transaction or other strategic outcome other than the Internalization. There is no formal timetable for the Special Committee’s completion of its exploration of strategic alternatives and the Company does not intend to disclose any developments with respect to the Internalization or the strategic review process until the Internalization or the evaluation of strategic alternatives has been completed or the Special Committee determines disclosure is appropriate or legally required.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. The Company does not assume any duty or obligation (and does not undertake) to update or supplement any forward-looking statements. Because forward-looking statements are, by their nature, to different degrees, uncertain and subject to numerous assumptions, risks and uncertainties, actual results or future events, circumstances or developments could differ, possibly materially, from those that the Company anticipated in its forward-looking statements, and future results and performance could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other reports filed by the Company with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com

Source: Cherry Hill Mortgage Investment Corporation